FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-07

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: May 14 2013 13:12:39

Please note changes to the Moody's Rating Below:
PEX    A-(sf)/A-(sf)/A1(sf)
X-B    A-(sf)/AAA(sf)/A2(sf)

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a  registration statement (including a prospectus) with the Securities and  Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366-07) for the offering to  which this communication relates. Before you invest, you should read the  prospectus in the registration statement and other documents the depositor has  filed with the SEC for more complete information about the depositor, the  issuing entity and this offering. You may get these documents for free by  visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the  depositor, any underwriter, or any dealer participating in the offering will  arrange to send you the prospectus after filing if you request it by calling  toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing  wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a  registration statement has been filed with the SEC, (ii) before investing you  should read the filed documents, and (iii) you may obtain these documents from  your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov.  If this communication relates to a securities offering exempt from US  registration, you should contact your sales representative for the complete  disclosure package. For information regarding Wells Fargo, see  https://www.wellsfargo.com/com/disclaimer/wfid2. In Japan, see:  https://www.wellsfargo.com/com/disclaimer/wfsjb3.

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